Exhibit 23.2

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

May 29, 2009

Forest Oil Corporation
707 17th Street
Suite 3600
Denver, Colorado 80202

Ladies and Gentlemen:

        We hereby consent to the use of our name and the information regarding our review of Forest Oil Corporation ("Forest")'s estimates of reserves in the section Independent Audit of Reserves of the Annual Report on Form 10-K of Forest Oil Corporation for the year ended December 31, 2008, to references to our firm, and to the incorporation by reference thereof into Forest's Registration Statement on Form S-4, in the context in which they appear (including any amendments thereto).

                      Very truly yours,

                      DeGOLYER and MacNAUGHTON